Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

REPORTS FIRST QUARTER 2021 RESULTS

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Reports Year-Over-Year Growth in Earnings and 3.1% Loan Growth for Quarter

BIRMINGHAM, AL (April 28, 2021) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $950,000, or $0.14 per diluted share, for the quarter ended March 31, 2021 (“1Q2021”), compared to $847,000, or $0.13 per diluted share, for the quarter ended March 31, 2020 (“1Q2020”) and $1,045,000, or $0.15 per diluted share, for the quarter ended December 31, 2020 (“4Q2020”).

Growth in total loans for the quarter was $20.4 million, or an increase of 3.1%, compared to December 31, 2020. Loan growth was most pronounced in the Bank’s commercial real estate and indirect lending portfolios. Total deposits increased by 4.6%, or $35.8 million, during the first quarter of 2021 from the previous quarter.

“We are pleased that we were able to keep loan growth going at a strong pace during the first quarter,” stated James F. House, President and CEO of the Company. “Deposit growth continued to be robust, and we were able to deploy a significant portion of that growth into earning assets during the quarter. In addition, credit metrics in the loan portfolio improved and nonperforming assets decreased. This all adds up to a strong start for 2021,” continued Mr. House.

Financial Highlights

Loan Growth – The table below summarizes loan balances by portfolio category at the end of each of the most recent five quarters as of March 31, 2021.

	Quarter Ended
	2021	2020
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Dollars in Thousands)
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$48,491	$37,282	$35,472	$31,384	$31,927
Secured by 1-4 family residential properties	82,349	88,856	95,147	93,010	100,186
Secured by multi-family residential properties	54,180	54,326	49,197	48,807	44,029
Secured by non-farm, non-residential properties	193,626	184,528	183,754	160,683	156,222
Commercial and industrial loans	65,043	69,808	72,948	73,978	80,771
Paycheck Protection Program ("PPP") loans	14,795	11,927	13,950	13,793	—
Consumer loans:
Direct consumer	26,998	29,788	30,048	33,299	36,307
Branch retail	31,075	32,094	33,145	33,000	31,568
Indirect sales	153,940	141,514	125,369	89,932	69,982
Total loans	$670,497	$650,123	$639,030	$577,886	$550,992
Less unearned interest, fees and deferred costs	3,792	4,279	4,240	5,401	5,353
Allowance for loan and lease losses	7,475	7,470	7,185	6,423	5,954
Net loans	$659,230	$638,374	$627,605	$566,062	$539,685

First US Bancshares, Inc. Reports First Quarter 2021 Results

April 28, 2021

Loan growth during 1Q2021 was distributed primarily between real estate lending and indirect lending which netted growth of $13.7 million and $12.4 million, respectively. Growth in real estate lending was split between construction and non-residential real estate, partially offset by a reduction in single family residential lending. Growth in the indirect portfolio continued to be focused on consumer loans secured by collateral that includes recreational vehicles, campers, boats, horse trailers and cargo trailers. The Bank operates indirect lending in an 11-state footprint primarily in the southeastern United States.

Aside from indirect lending, other consumer loan categories decreased during 1Q2021. The direct consumer and branch retail categories, which consist primarily of loans at the Bank’s wholly-owned subsidiary, Acceptance Loan Company (“ALC”), decreased by a total of $3.8 million during 1Q2021. The Bank’s commercial and industrial (“C&I”) portfolio also decreased during 1Q2021 by $4.8 million. However, the Bank continued to participate in the Paycheck Protection Program (“PPP”) administered by the Small Business Administration (“SBA”). The PPP contributed $2.9 million in loan growth during 1Q2021, which partially offset reductions in C&I.

Net Interest Income and Margin – Margin compression remained a challenge for the Company during 1Q2021 due in part to the interest rate environment that has persisted since the onset of the COVID-19 pandemic. Net interest margin totaled 4.40% for 1Q2021, compared to 4.59% for 4Q2020 and 4.97% for 1Q2020. In addition to the prevailing interest rate environment, loan portfolio reductions in the higher-yielding direct consumer portfolio, coupled with significant influxes of investable cash through deposit growth, have also contributed to margin compression.  In this environment, management has continued to reprice deposit liabilities at lower rates upon maturity. Due to these repricing efforts, annualized average total funding costs decreased to 0.39% in 1Q2021, compared to 0.47% in 4Q2020 and 0.87% in 1Q2020. The resulting reduction in interest expense led to net interest income totaling $9.1 million in 1Q2021, compared to $8.9 million in 1Q2020, a year-over-year increase of $0.2 million, or 2.0%.

Management expects the current lower interest rate environment, coupled with substantial growth in investable cash balances, to continue to put pressure on net interest income and margin. Accordingly, we will remain focused on deploying investable cash balances into loans that meet the Company’s established credit standards, while at the same time seeking to reduce interest expense through continued liability repricing.

Loan Loss Provision – 1Q2021 loan loss provisioning decreased by $0.1 million compared to 4Q2020 and decreased by $0.2 million compared to 1Q2020.  The decrease in provisioning compared to both prior quarters was due in part to improvement in the credit quality of the loan portfolio resulting from reductions in ALC’s consumer-related portfolio. As of March 31, 2021, total loans at ALC, which contain the highest charge-off rates in the Company’s loan portfolio, were reduced by $3.9 million compared to December 31, 2020 and were reduced by $9.9 million compared to March 31, 2020. The loan volume reductions at ALC led to lower credit losses, but also contributed to margin compression as the mix of higher interest-earning loans decreased relative to the earlier quarters.

In addition to changes in the credit quality mix of the Company’s loan portfolio, the overall economic outlook in the markets served by the Company continued to improve during 1Q2021 compared to the prior fiscal year. During 2020, over 1,900 of the Company’s borrowers requested and were granted COVID-19 pandemic-related payment deferments. As of March 31, 2021, loans that continued to be in pandemic-related deferment totaled $1.2 million, compared to $8.1 million as of December 31, 2020, $18.4 million as of September 30, 2020 and $95.2 million as of June 30, 2020. Management believes that the decrease in deferred loans over the past three quarters is indicative of the strength of the credit quality within the portfolio. Although a measure of economic uncertainty continues to exist, management believes that the allowance, which was calculated under an incurred loss model, was sufficient to absorb losses in the Company’s loan portfolio based on circumstances existing as of March 31, 2021. The Company will continue to closely monitor the impact of changing economic circumstances on the Company’s loan portfolio. In accordance with relevant accounting guidance for smaller reporting companies, the Company has not yet adopted the Current Expected Credit Loss (CECL) accounting model for the calculation of credit losses and is currently evaluating the impact that adopting CECL will have on the Company’s financial statements. Due to its classification as a smaller reporting company by the Securities and Exchange Commission, the Company is not required to implement the CECL model until January 1, 2023; however, early adoption is permissible.

Non-interest Income – Non-interest income was $1.0 million for both 1Q2021 and 4Q2020, compared to $1.3 million for 1Q2020.  The decreases in both latter quarters compared to 1Q2020 resulted primarily from reductions in service charges and related fees on the Bank’s deposit accounts, as well as reductions in secondary market mortgage revenues. The decrease in service charges is consistent with changes in deposit customer behaviors since the onset of the pandemic. The reduction in secondary market mortgage fees resulted from the discontinuance of the Bank’s mortgage division that became effective in 4Q2020. Although the discontinuance resulted in a reduction in non-interest income, non-interest expense, primarily salaries and benefits, was reduced commensurately.

Non-interest Expense – Non-interest expense in 1Q2021 decreased $0.1 million compared to both 4Q2020 and 1Q2020 due primarily to reductions in salaries and employee benefits. A portion of the expense reduction was associated with the discontinuation of the secondary mortgage marketing division.

Balance Sheet Growth – Total assets as of March 31, 2021 increased by $36.0 million, or 4.0%, compared to December 31, 2020, and increased by $138.0 million, or 17.5%, compared to March 31, 2020. Growth in deposits totaled $35.8 million, or 4.6%, in 1Q2021 from 4Q2020, and $135.4 million, or 19.8%, comparing March 31, 2021 to March 31, 2020. The deposit growth reflected the impact of the pandemic on both business and consumer deposit holders, including preferences for liquidity, loan payment deferments, tax payment deferments, government

First US Bancshares, Inc. Reports First Quarter 2021 Results

April 28, 2021

stimulus receipts and generally lower consumer spending. Of the total increase in deposits during 1Q2021, $12.7 million represented non-interest-bearing deposits, while $23.1 million were interest-bearing. The growth comparing March 31, 2021 to March 31, 2020 included $32.0 million in wholesale deposits that were acquired by the Bank at a weighted average total cost of 0.40% and have a weighted average term of 51 months. Along with interest rate swaps that the Company had previously put in place, the wholesale deposits serve to mitigate a portion of risk associated with rising interest rates. Wholesale funding also provides the Company with additional liquidity that enables management to continue its focus on reducing interest expense on core deposits.

Asset Quality – Non-performing assets, including loans in non-accrual status and other real estate owned (OREO), totaled $3.5 million as of March 31, 2021, compared to $4.0 million as of December 31, 2020 and $4.7 million as of March 31, 2020. As a percentage of total assets, non-performing assets improved to 0.37% as of March 31, 2021, compared to 0.45% as of December 31, 2020 and 0.60% as of March 31, 2020.

Cash Dividend – The Company declared a cash dividend of $0.03 per share on its common stock in the first quarter of 2021, which is consistent with the Company’s dividend declaration for each quarter of 2020.

Regulatory Capital – During 1Q2021, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. As of March 31, 2021, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.42%. Its total capital ratio was 12.50%, and its Tier 1 leverage ratio was 8.73%.

Liquidity – As of March 31, 2021, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank advances and brokered deposits.

First US Bancshares, Inc. Reports First Quarter 2021 Results

April 28, 2021

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, interest costs, growth and earnings potential, expansion and the Company’s positioning to handle the challenges presented by COVID-19, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas; market conditions and investment returns; changes in interest rates; the impact of the current COVID-19 pandemic on the Company’s business, the Company’s customers, the communities that the Company serves and the United States economy, including the impact of actions taken by governmental authorities to try to contain the virus and  protect against it, through vaccinations and otherwise, or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security (CARES) Act and subsequent federal legislation) and the resulting effect on the Company’s operations, liquidity and capital position and on the financial condition of the Company’s borrowers and other customers; the pending discontinuation of LIBOR as an interest rate benchmark; the availability of quality loans in the Bank’s and ALC’s service areas; the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets; collateral values; cybersecurity threats; and risks related to the Paycheck Protection Program. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports First Quarter 2021 Results

April 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended
	2021	2020
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Unaudited)
Results of Operations:
Interest income	$9,845	$10,204	$9,996	$9,780	$10,397
Interest expense	781	912	1,031	1,157	1,511
Net interest income	9,064	9,292	8,965	8,623	8,886
Provision for loan and lease losses	401	469	1,046	850	580
Net interest income after provision for loan and lease losses	8,663	8,823	7,919	7,773	8,306
Non-interest income	951	1,008	1,375	1,330	1,297
Non-interest expense	8,396	8,477	8,747	8,581	8,494
Income before income taxes	1,218	1,354	547	522	1,109
Provision for income taxes	268	309	136	118	262
Net income	$950	$1,045	$411	$404	$847
Per Share Data:
Basic net income per share	$0.15	$0.16	$0.07	$0.07	$0.13
Diluted net income per share	$0.14	$0.15	$0.06	$0.06	$0.13
Dividends declared	$0.03	$0.03	$0.03	$0.03	$0.03
Key Measures (Period End):
Total assets	$926,535	$890,511	$852,941	$845,747	$788,565
Tangible assets (1)	918,216	882,101	844,439	837,142	779,850
Loans, net of allowance for loan losses	659,230	638,374	627,605	566,062	539,685
Allowance for loan and lease losses	7,475	7,470	7,185	6,423	5,954
Investment securities, net	75,783	91,422	93,405	103,964	110,079
Total deposits	818,043	782,212	745,336	738,290	682,595
Short-term borrowings	10,017	10,017	10,045	10,334	10,152
Total shareholders’ equity	87,917	86,678	85,658	85,281	84,332
Tangible common equity (1)	79,598	78,268	77,156	76,676	75,617
Book value per common share	14.15	14.03	13.87	13.81	13.73
Tangible book value per common share (1)	12.81	12.67	12.49	12.41	12.31
Key Ratios:
Return on average assets (annualized)	0.43%	0.48%	0.19%	0.20%	0.43%
Return on average common equity (annualized)	4.41%	4.82%	1.91%	1.91%	4.02%
Return on average tangible common equity (annualized) (1)	4.87%	5.34%	2.12%	2.13%	4.49%
Net interest margin	4.40%	4.59%	4.56%	4.65%	4.97%
Efficiency ratio (2)	83.8%	82.3%	84.6%	86.2%	83.4%
Net loans to deposits	80.6%	81.6%	84.2%	76.7%	79.1%
Net loans to assets	71.2%	71.7%	73.6%	66.9%	68.4%
Tangible common equity to tangible assets (1)	8.67%	8.87%	9.14%	9.16%	9.70%
Tier 1 leverage ratio (3)	8.73%	8.98%	9.08%	9.36%	9.46%
Allowance for loan losses as % of loans (4)	1.12%	1.16%	1.13%	1.12%	1.09%
Nonperforming assets as % of total assets	0.37%	0.45%	0.47%	0.52%	0.60%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 9.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio
(4) The allowance for loan losses as a % of loans excluding PPP loans, which are guaranteed by the SBA, was 1.15% as of March 31, 2021.

First US Bancshares, Inc. Reports First Quarter 2021 Results

April 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2021			March 31, 2020
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total Loans	$652,886	$9,490	5.89%	$548,107	$9,639	7.07%
Taxable investment securities	83,151	306	1.49%	104,123	531	2.05%
Tax-exempt investment securities	3,522	16	1.84%	1,191	10	3.38%
Federal Home Loan Bank stock	1,106	9	3.30%	1,137	14	4.95%
Federal funds sold	84	—	—	12,663	42	1.33%
Interest-bearing deposits in banks	95,303	24	0.10%	52,026	161	1.24%
Total interest-earning assets	836,052	9,845	4.78%	719,247	10,397	5.81%
Non-interest-earning assets:
Other assets	68,838			73,405
Total	$904,890			$792,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$225,152	$139	0.25%	$169,424	$175	0.42%
Savings deposits	174,678	145	0.34%	165,419	313	0.76%
Time deposits	238,659	459	0.78%	238,234	987	1.67%
Total interest-bearing deposits	638,489	743	0.47%	573,077	1,475	1.04%
Borrowings	10,016	38	1.54%	10,121	36	1.43%
Total interest-bearing liabilities (1)	648,505	781	0.49%	583,198	1,511	1.04%
Non-interest-bearing liabilities:
Demand deposits	159,208			114,239
Other liabilities	9,720			10,494
Shareholders’ equity	87,457			84,721
Total	$904,890			$792,652

Net interest income		$9,064			$8,886
Net interest margin			4.40%			4.97%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.39% and 0.87% for the three-month periods ended March 31, 2021 and 2020, respectively.

First US Bancshares, Inc. Reports First Quarter 2021 Results

April 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Cash and due from banks	$13,322	$12,235
Interest-bearing deposits in banks	112,545	82,180
Total cash and cash equivalents	125,867	94,415
Federal funds sold	84	85
Investment securities available-for-sale, at fair value	70,104	84,993
Investment securities held-to-maturity, at amortized cost	5,679	6,429
Federal Home Loan Bank stock, at cost	870	1,135
Loans and leases, net of allowance for loan and lease losses of $7,475 and $7,470, respectively	659,230	638,374
Premises and equipment, net of accumulated depreciation of $24,041 and $23,774, respectively	27,953	28,206
Cash surrender value of bank-owned life insurance	15,919	15,846
Accrued interest receivable	2,593	2,807
Goodwill and core deposit intangible, net	8,319	8,410
Other real estate owned	942	949
Other assets	8,975	8,862
Total assets	$926,535	$890,511

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$164,659	$151,935
Interest-bearing	653,384	630,277
Total deposits	818,043	782,212
Accrued interest expense	242	292
Other liabilities	10,316	11,312
Short-term borrowings	10,017	10,017
Total liabilities	838,618	803,833

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,634,281 and 7,596,351 shares issued, respectively; 6,213,641 and 6,176,556 shares outstanding, respectively	75	75
Additional paid-in capital	13,889	13,786
Accumulated other comprehensive loss, net of tax	327	(52)
Retained earnings	95,486	94,722
Less treasury stock: 1,420,640 and 1,419,795 shares at cost, respectively	(21,860)	(21,853)
Total shareholders’ equity	87,917	86,678

Total liabilities and shareholders’ equity	$926,535	$890,511

First US Bancshares, Inc. Reports First Quarter 2021 Results

April 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Interest income:
Interest and fees on loans	$9,490	$9,639
Interest on investment securities	355	758
Total interest income	9,845	10,397

Interest expense:
Interest on deposits	743	1,475
Interest on borrowings	38	36
Total interest expense	781	1,511

Net interest income	9,064	8,886

Provision for loan and lease losses	401	580

Net interest income after provision for loan and lease losses	8,663	8,306

Non-interest income:
Service and other charges on deposit accounts	266	434
Credit insurance income	105	153
Mortgage fees from secondary market	23	127
Lease income	209	212
Other income, net	348	371
Total non-interest income	951	1,297

Non-interest expense:
Salaries and employee benefits	4,914	5,136
Net occupancy and equipment	1,039	1,001
Computer services	465	417
Fees for professional services	357	278
Other expense	1,621	1,662
Total non-interest expense	8,396	8,494

Income before income taxes	1,218	1,109
Provision for income taxes	268	262
Net income	$950	$847
Basic net income per share	$0.15	$0.13
Diluted net income per share	$0.14	$0.13
Dividends per share	$0.03	$0.03

First US Bancshares, Inc. Reports First Quarter 2021 Results

April 28, 2021

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the financial statements previously presented in this press release.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports First Quarter 2021 Results

April 28, 2021

		Quarter Ended
		2021	2020
		March 31,	December 31,	September 30,	June 30,	March 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$926,535	$890,511	$852,941	$845,747	$788,565
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		884	975	1,067	1,170	1,280
Tangible assets	(a)	$918,216	$882,101	$844,439	$837,142	$779,850

Total shareholders’ equity		$87,917	$86,678	$85,658	$85,281	$84,332
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		884	975	1,067	1,170	1,280
Tangible common equity	(b)	$79,598	$78,268	$77,156	$76,676	$75,617

Average shareholders’ equity		$87,456	$86,337	$85,656	$84,953	$84,721
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		927	1,019	1,115	1,224	1,332
Average tangible shareholders’ equity	(c)	$79,094	$77,883	$77,106	$76,294	$75,954

Net income	(d)	$950	$1,045	$411	$404	$847
Common shares outstanding (in thousands)	(e)	6,214	6,177	6,177	6,176	6,143

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$12.81	$12.67	$12.49	$12.41	$12.31

Tangible common equity to tangible assets	(b)/(a)	8.67%	8.87%	9.14%	9.16%	9.70%

Return on average tangible common equity (annualized)	(1)	4.87%	5.34%	2.12%	2.13%	4.49%

(1)	Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)